OPTION CANCELLATION AGREEMENT
This OPTION CANCELLATION AGREEMENT (this “Agreement”) is entered into effective as of May 31, 2018 by and between BG Staffing, Inc., a Delaware corporation (the “Company”), and L. Allen Baker, Jr. (the “Optionee”).
RECITALS
WHEREAS, Optionee is the holder of certain options to purchase common stock, par value $0.01 per share, of the Company as described on Exhibit A hereto (the “Options”). The Options were granted pursuant to the Company’s 2013 Long-Term Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Company and the Optionee have agreed to the cancellation and termination of the Options pursuant to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee hereby agree as follows:
1.Option Payment. In exchange for the cancellation and termination of the Options as set forth in Section 2 of this Agreement, the Company will pay to Optionee an aggregate amount equal to (a) the product of (1) $18.00 multiplied by (2) the number of shares underlying the Options, minus (b) the aggregate exercise price of the Options. Such payment will be paid in the form of cash by the Company’s regular payroll process and will be subject to applicable federal, state, and local withholding taxes. The payments Optionee receives for the cancellation and termination of the Options will be taxable compensation to Optionee and reported in accordance with applicable law. All withholding taxes will be withheld and remitted to the appropriate taxing authority and such remittance will be deemed a payment of amounts owed to Optionee under this Agreement.
2.    Cancellation and Termination. Effective as of the date hereof: (a) all of the Options are hereby automatically and irrevocably cancelled and terminated in exchange for the consideration described in Section 1 of this Agreement, and such Options are of no further force and effect; and (b) except as expressly provided herein, no party shall have any further rights, duties, liabilities, or obligations whatsoever related to the Options (including under the Plan or any option agreement).
3.    Release. Optionee, for himself, and his heirs, administrators, successors, and assigns, does hereby irrevocably release the Company and its subsidiaries and their respective successors, assigns, and past, present, and future directors, officers, employees, shareholders, partners, members, managers, attorneys, representatives, and agents from any claim, demand, proceeding, cause of action, order, obligation, contract, agreement, debt, or liability whatsoever, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, both at law and equity, with respect to the Options (including under the Plan or any option agreement), which may currently exist or may exist in the future; provided, however, that, without limiting the foregoing, nothing contained herein shall operate to release any obligation of the Company to Optionee arising under this Agreement.
4.    Representations and Warranties. The Optionee represents and warrants to the Company that: (a) the Optionee owns the Options beneficially and of record, free and clear of any liens, claims, restrictions, security interests, or other encumbrances; (b) that the grant date(s), number of shares subject to the Options, and option price per share as set forth on Exhibit A are true, correct, and complete in all respects; (c) the Optionee has all requisite power, authority, and capacity to execute, deliver, and perform this

Agreement; (d) no authorization, consent, or approval of any person or entity is required to be obtained or made by Optionee in connection with the execution and delivery of this Agreement; and (e) this Agreement is the valid and binding obligation of Optionee.
5.    Review of Agreement. Optionee acknowledges and agrees: (a) that he is voluntarily executing this Agreement, that Optionee has carefully read and fully understands all aspects thereof, and that Optionee has been advised to consult with an attorney prior to executing this Agreement, and that Optionee has either done so or knowingly waived such right; and (b) that the Company has not made any representation to the Optionee regarding the tax implications of the transactions contemplated hereby and that Optionee has relied upon Optionee’s own advisors for any tax advice relevant to such transactions.
6.    Waiver of Notice. Optionee hereby waives any notice or other requirements relating to termination and cancellation of the Options that may be set forth in the Plan, any option agreements, or any other agreement relating to the Options.
7.    Further Assurances. Optionee agrees to execute, acknowledge, and deliver such documents and to take such actions as are reasonably requested to carry out the intent of this Agreement.
8.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby and supersedes all prior representations, warranties, agreements, arrangements, and understandings relating thereto.
9.    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.
10.    Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the parties hereto, in the case of a waiver, by each party against whom the waiver is to be effective.
11.    Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, heirs, legal representatives, and permitted assigns.
12.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.
13.    Counterparts. This Agreement may be executed in any number of counterparts, and each of these shall be deemed an original and all of which, taken together, constitute the same Agreement. Delivery of an executed counterpart by facsimile or email is equally as effective as delivery of an original executed counterpart.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the date first written above.

BG STAFFING, INC.

By: /s/ Dan Hollenbach
Name: Dan Hollenbach
Title: CFO & Secretary

/s/ L. Allen Baker, Jr.
L. Allen Baker, Jr.

By her signature below, the spouse of the individual entering in this Option Cancellation Agreement with BG Staffing, Inc. acknowledges that she has read this Option Cancellation Agreement and is familiar with the terms and provisions stated herein, and agrees to be bound by all of its terms and conditions.

/s/ Debra L. Baker
Name: Debra L. Baker

[Option Cancellation Agreement]

EXHIBIT A

Cancelled Options

Grant Date	Number of Options Subject to this Agreement	Exercise Price
February 6, 2014	32,000	$6.25
February 6, 2014	70,000	$6.25
February 6, 2014	170,271	$6.25
June 9, 2015	12,617	$11.00